Exhibit 99.1

Armstrong World Industries Reports

First-Quarter 2026 Results

•
Record-setting first-quarter Net Sales with double-digit growth in Architectural Specialties and solid Mineral Fiber results driven by both Average Unit Value (AUV) and volume growth
•
Operating Income down 4% and Adjusted EBITDA up 1%
•
Diluted Net Earnings Per Share down 2% and Adjusted Diluted Net Earnings Per Share up 2%
•
Reaffirming 2026 guidance for Net Sales, Adjusted EBITDA and Adjusted Free Cash Flow; Raising Adjusted Diluted Earnings Per Share guidance to +10% to +14% growth versus prior year

(Comparisons above are versus the prior-year period unless otherwise stated)

LANCASTER, Pa., April 28, 2026 -- Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, today reported first-quarter 2026 financial results highlighted by 7.1% net sales growth.

"We delivered solid topline growth this quarter, driven by Mineral Fiber AUV and higher volumes, along with double-digit sales growth in Architectural Specialties," said AWI President and CEO, Mark Hershey. "We continued to deliver strong Mineral Fiber Adjusted EBITDA performance, while total company Adjusted EBITDA in the quarter was pressured by short-term headwinds in the Architectural Specialties segment, including a non-recurring tariff adjustment, as well as continued growth investments."

"Looking forward, we remain encouraged by the stability of our key markets and our expanding order intake levels for Architectural Specialties. We are also pleased by the momentum building for our recently introduced products focused on energy efficiency and data centers. With our dedicated teams focused on execution and attractive growth initiatives, we remain confident in our expectation to deliver profitable topline growth and expanded adjusted EBITDA margins in both segments for the full year."

First-Quarter Consolidated Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended March 31,
	2026	2025	Change
Net sales	$409.9	$382.7	7.1%
Operating income	$94.2	$98.5	(4.4)%
Operating income margin (Operating income as a % of net sales)	23.0%	25.7%	(270)bps
Net earnings	$66.8	$69.1	(3.3)%
Diluted net earnings per share	$1.55	$1.58	(1.9)%

Additional Non-GAAP* Measures
Adjusted EBITDA	$130	$129	0.8%
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	31.7%	33.6%	(190)bps
Adjusted net earnings	$73	$73	0.5%
Adjusted diluted net earnings per share	$1.69	$1.66	1.8%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States ("GAAP")

measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest decimal.

Consolidated net sales for the first quarter of 2026 increased 7.1% from the prior-year period due to higher volumes of $17 million and favorable AUV of $10 million. Architectural Specialties net sales increased $15 million and Mineral Fiber net sales increased $12 million from the prior-year period. Architectural Specialties segment net sales improved due to a $10 million increase in organic net sales and a $5 million inorganic contribution. The increase in Mineral Fiber net sales was primarily driven by favorable AUV and improved sales volumes.

Consolidated operating income decreased 4.4% in the first quarter of 2026 compared to the prior-year period, primarily driven by certain non-recurring costs and discrete items, including a $3 million increase in expenses related to severance and cost reduction actions, a $3 million increase in acquisition costs associated with the Eventscape transaction and a $2 million increase in expenses related to a tariff adjustment. Excluding the impact of these non-recurring costs and discrete items, operating income increased compared to the prior year, driven by a $9 million increase in AUV and a $7 million increase in organic sales volumes, partially offset by an $8 million organic increase in manufacturing costs and a $5 million increase in organic selling, general and administrative ("SG&A") expenses.

First-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2026	2025	Change
Net sales	$257.2	$245.1	4.9%
Operating income	$85.5	$84.5	1.2%
Adjusted EBITDA*	$109	$105	3.5%
Operating income margin	33.2%	34.5%	(130)bps
Adjusted EBITDA margin*	42.4%	43.0%	(60)bps

Mineral Fiber net sales increased 4.9% in the first quarter of 2026 compared to the prior-year quarter due to $10 million of favorable AUV, driven primarily by favorable like-for-like price, and $2 million of higher sales volumes driven primarily by solid commercial execution.

Mineral Fiber operating income increased 1.2% year-over-year due to a $9 million benefit from favorable AUV, a $1 million benefit from higher sales volumes and a $1 million increase in WAVE equity earnings. These benefits were partially offset by a $5 million increase in manufacturing costs, including raw material and energy inflation and unfavorable inventory valuation impacts, partially offset by improved manufacturing productivity, and a $4 million increase in SG&A expenses. The year-over-year increase in SG&A expenses was primarily driven by a $2 million increase related to severance and cost reduction actions and a $1 million decrease in company-owned life insurance gains related to deferred compensation plans.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2026	2025	Change
Net sales	$152.7	$137.6	11.0%
Operating income	$9.3	$14.8	(37.2)%
Adjusted EBITDA*	$21	$24	(11.9)%
Operating income margin	6.1%	10.8%	(470)bps
Adjusted EBITDA margin*	13.6%	17.1%	(350)bps

Architectural Specialties net sales increased 11.0% in the first quarter of 2026 compared to the prior-year quarter due to a $10 million increase in organic net sales driven by growth within our metal and wood categories and a $5 million inorganic contribution from our 2026 and 2025 acquisitions.

Architectural Specialties operating income decreased 37.2% in the first quarter of 2026 compared to the prior-year quarter, as certain non-recurring costs and discrete items offset a $6 million benefit from higher organic net sales. These costs included a $3 million increase in acquisition costs associated with the Eventscape transaction, a $2 million increase in expenses related to a tariff adjustment and a $1 million increase in expenses related to severance and cost reduction actions. Operating income was also impacted by a $3 million increase in organic manufacturing costs and a $2 million increase in organic selling expenses, driven primarily by higher net sales and investments in selling resources to support growth, both of which pressured operating leverage.

Unallocated Corporate

Unallocated Corporate operating loss was $1 million in the first quarter of 2026 and 2025.

Cash Flow

Cash flows from operating activities in the first quarter of 2026 decreased $9 million in comparison to the prior-year period. The unfavorable change in operating cash flows was primarily driven by an unfavorable timing-related change in accounts receivable, partially offset by a favorable timing-related change in accounts payable and accrued expenses. Also contributing to the decrease in operating cash flows was an unfavorable change in net income taxes payable. Cash flows used for investing activities increased $57 million in comparison to the prior-year period, primarily due to cash paid for the acquisition of Eventscape, partially offset by an increase in dividends from WAVE.

Share Repurchase Program

In the first quarter of 2026, we repurchased 0.3 million shares of common stock for a total cost of $60 million, excluding the cost of commissions and taxes, or at an average price of $176.00 per share. As of March 31, 2026, there was $473 million remaining under our Board of Directors' current authorized share repurchase program**.

** In July 2016, our Board of Directors approved our share repurchase program authorizing us to repurchase outstanding shares of common stock (the "Program"). Since inception of the Program, this authorization has been increased to permit repurchases of up to an aggregate of $1,700 million of our outstanding shares of common stock through December 2026. Since inception and through March 31, 2026, we have repurchased 15.7 million shares under the Program for a total cost of $1,227 million, excluding commissions and taxes, or an average of $77.89 per share.

Maintaining 2026 Outlook

“While first quarter topline results were solid in both segments, we faced margin pressure in Architectural Specialties primarily due to short-term headwinds in the quarter,” said Chris Calzaretta, AWI Senior Vice President and CFO. “Looking ahead, we expect profitability to improve sequentially and further accelerate in the second half of the year as we continue to execute our value creation drivers across the company. We remain confident in our outlook for the year and expect full-year margin expansion in both segments. We are also reaffirming our full-year Net Sales, Adjusted EBITDA and Adjusted Free Cash Flow guidance and are modestly increasing our Adjusted Diluted Net Earnings Per Share guidance to reflect acceleration in our share repurchases as we continue to deliver value for our shareholders.”

		For the Year Ended December 31, 2026
(Dollar amounts in millions except per-share data)	2025 Actual	Guidance			VPY Growth %
Net sales	$1,621	$1,745	to	$1,785	8%	to	10%
Adjusted EBITDA*	$555	$600	to	$620	8%	to	12%
Adjusted diluted net earnings per share*	$7.41	$8.15	to	$8.45	10%	to	14%
Adjusted free cash flow*	$346	$375	to	$395	9%	to	14%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss first-quarter 2026 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrong.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including our quarterly report for the quarter ended March 31, 2026, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 165 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.6 billion in revenue in 2025, AWI has approximately 4,000 employees and a manufacturing network of 24 facilities, plus seven facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended March 31, 2026, that the Company expects to file with the SEC today.

Contact

Investors & Media: Theresa Womble, VP, Investor Relations and Corporate Communications

tlwomble@armstrong.com or (717) 396-6354

Investors: Morgan Leitzel, Manager, Investor Relations

mcleitzel@armstrong.com or (717) 396-2240

Reported Financial Results

(Amounts in millions, except per share data)

SELECTED FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
Net sales	$409.9	$382.7
Cost of goods sold	254.6	232.8
Gross profit	155.3	149.9
Selling, general and administrative expenses	88.4	78.0
Equity (earnings) from unconsolidated affiliates, net	(27.3)	(26.6)
Operating income	94.2	98.5
Interest expense	7.3	8.5
Other non-operating (income), net	(1.5)	(0.7)
Earnings before income taxes	88.4	90.7
Income tax expense	21.6	21.6
Net earnings	$66.8	$69.1

Diluted net earnings per share of common stock	$1.55	$1.58
Average number of diluted common shares outstanding	43.2	43.8

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
Net Sales
Mineral Fiber	$257.2	$245.1
Architectural Specialties	152.7	137.6
Total net sales	$409.9	$382.7

	For the Three Months Ended March 31,
	2026	2025
Segment operating income (loss)
Mineral Fiber	$85.5	$84.5
Architectural Specialties	9.3	14.8
Unallocated Corporate	(0.6)	(0.8)
Total consolidated operating income	$94.2	$98.5

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	Unaudited March 31, 2026	December 31, 2025
Assets
Current assets	$402.4	$391.5
Property, plant and equipment, net	624.4	630.7
Other non-current assets	959.1	902.5
Total assets	$1,985.9	$1,924.7
Liabilities and shareholders’ equity
Current liabilities	$262.1	$267.4
Non-current liabilities	830.9	756.6
Shareholders' equity	892.9	900.7
Total liabilities and shareholders’ equity	$1,985.9	$1,924.7

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
Net earnings	$66.8	$69.1
Other adjustments to reconcile net earnings to net cash provided by operating activities	6.3	5.5
Changes in operating assets and liabilities, net	(41.0)	(33.6)
Net cash provided by operating activities	32.1	41.0
Net cash (used for) provided by investing activities	(51.4)	6.0
Net cash (used for) financing activities	(13.2)	(43.6)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	0.1
Net (decrease) increase in cash and cash equivalents	(32.9)	3.5
Cash and cash equivalents at beginning of year	112.7	79.3
Cash and cash equivalents at end of period	$79.8	$82.8

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. impact of adjustments related to the fair value of inventory, third-party professional fees and changes in the fair value of contingent consideration for acquisitions). The Company also excludes all acquisition-related intangible amortization from adjusted net earnings and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, the impact of defined benefit plan settlements, gains and losses on sales or impairment of fixed assets, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2026. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our condensed consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow (with further adjustments, when necessary) as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results – Adjusted EBITDA

	For the Three Months Ended March 31,
	2026	2025
Net sales	$410	$383

Net earnings	$67	$69
Add: Income tax expense	22	22
Earnings before income taxes	$88	$91
Add: Interest/other income and expense, net	6	8
Operating income	$94	$99
Add: RIP expense (1)	1	1
Add: Acquisition-related impacts (2)	3	-
Add: Severance and cost reduction actions	3	-
Adjusted operating income	$100	$99
Add: Depreciation and amortization	30	29
Adjusted EBITDA	$130	$129

Operating income margin	23.0%	25.7%
Adjusted EBITDA margin	31.7%	33.6%

1.
RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.
2.
Represents the impact of third-party professional fees and changes in fair value of contingent consideration.

Mineral Fiber

	For the Three Months Ended March 31,
	2026	2025
Net sales	$257	$245

Operating income	$86	$85
Add: Severance and cost reduction actions	2	-
Adjusted operating income	$87	$85
Add: Depreciation and amortization	22	21
Adjusted EBITDA	$109	$105

Operating income margin	33.2%	34.5%
Adjusted EBITDA margin	42.4%	43.0%

Architectural Specialties

	For the Three Months Ended March 31,
	2026	2025
Net sales	$153	$138

Operating income	$9	$15
Add: Acquisition-related impacts (1)	3	-
Add: Severance and cost reduction actions	1	-
Adjusted operating income	$13	$15
Add: Depreciation and amortization	8	9
Adjusted EBITDA	$21	$24

Operating income margin	6.1%	10.8%
Adjusted EBITDA margin	13.6%	17.1%

1.
Represents the impact of third-party professional fees and changes in fair value of contingent consideration.

Unallocated Corporate

	For the Three Months Ended March 31,
	2026	2025
Operating (loss)	$(1)	$(1)
Add: RIP expense (1)	1	1
Adjusted operating (loss)	$-	$-
Add: Depreciation and amortization	-	-
Adjusted EBITDA	$-	$-

1.
RIP expense represents only the plan service cost that is recorded within Operating loss. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Consolidated Results – Adjusted Free Cash Flow

	For the Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$32	$41
Net cash (used for) provided by investing activities	$(51)	$6
Net cash (used for) provided by operating and investing activities	$(19)	$47
Add: Acquisitions, net of cash acquired	65	-
Add: Contingent consideration in excess of acquisition-date fair value (1)	2	1
Adjusted Free Cash Flow	$47	$48

1.
Contingent consideration payments related to acquisitions that were recorded as components of net cash provided by operating activities.

Consolidated Results – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended March 31,
	2026		2025
	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$67	$1.55	$69	$1.58
Add: Income tax expense	$22		$22
Earnings before income taxes	$88		$91
Add: Acquisition-related impacts (1)	3		-
Add: Acquisition-related amortization (2)	4		4
Add: Severance and cost reduction actions	3		-
Adjusted net earnings before income taxes	$97		$96
(Less): Adjusted income tax expense (3)	$(24)		$(23)
Adjusted net earnings	$73	$1.69	$73	$1.66
Adjusted diluted EPS change versus prior year		1.8%
Diluted shares outstanding		43.2		43.8
Effective tax rate		24%		24%

1.
Represents the impact of third-party professional fees and changes in fair value of contingent consideration.
2.
Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.
3.
Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted net earnings before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2026
	Low		High
Net earnings	$339	to	$348
Add: Income tax expense	113		116
Earnings before income taxes	$452	to	$464
Add: Interest expense	27		29
Add: Other non-operating (income), net	(5)		(4)
Operating income	$474	to	$489
Add: RIP expense (1)	2		2
Add: Acquisition-related impacts (2)	3		3
Add: Severance and cost reduction actions	3		3
Adjusted operating income	$481	to	$496
Add: Depreciation and amortization	119		124
Adjusted EBITDA	$600	to	$620

1.
RIP expense represents only the plan service cost that is recorded within Operating income. We do not expect to make cash contributions to our RIP.
2.
Represents the impact of third-party professional fees and changes in fair value of contingent consideration.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2026
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$339	$7.84	to	$348	$8.11
Add: Income tax expense	113			116
Earnings before income taxes	$452		to	$464
(Less): RIP (credit) (2)	(1)			(1)
Add: Acquisition-related amortization (3)	14			16
Add: Acquisition-related impacts (4)	3			3
Add: Severance and cost reduction actions	3			3
Adjusted earnings before income taxes	$470		to	$484
(Less): Adjusted income tax expense (5)	(117)			(121)
Adjusted net earnings	$352	$8.15	to	$363	$8.45

1.
Adjusted diluted EPS guidance for 2026 is calculated based on approximately 43 million of diluted shares outstanding.
2.
RIP (credit) represents the entire actuarial net periodic pension (credit) to be recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.
3.
Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.
4.
Represents the impact of third-party professional fees and changes in fair value of contingent consideration.
5.
Income tax expense is based on an adjusted effective tax rate of approximately 25%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2026
	Low		High
Net cash provided by operating activities	$295	to	$317
Add: Return of investment from joint venture	114		122
(Less): Capital expenditures	(100)		(110)
Add: Acquisitions, net of cash acquired	65		65
Add: Contingent consideration in excess of acquisition-date fair value (1)	2		2
Adjusted Free Cash Flow	$375	to	$395

1.
Contingent consideration payments related to acquisitions that were recorded as components of net cash provided by operating activities.